Exhibit (a)(1)(C)

NOTICE TO HOLDERS OF THE

3.25% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2036 (CUSIP NO. 02744MAA6)

ISSUED BY

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

Reference is made to the Indenture, dated as of June 27, 2006 (as amended by the First Supplemental Indenture, dated September 6, 2006, and the Second Supplemental Indenture, dated June 17, 2011, the “Indenture”), among American Medical Systems Holdings, Inc., a Delaware corporation (the “Company” or “AMS”), the Notes Guarantors (as defined in the Indenture) and U.S. Bank National Association, as trustee (the “Trustee”), governing the 3.25% Convertible Senior Subordinated Notes due 2036 (the “Notes”).

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, that a Designated Event, as defined in the Indenture, occurred on June 17, 2011, which was the date of effectiveness of the merger (the “Merger”) of NIKA Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly owned indirect subsidiary of Endo Pharmaceuticals Holdings Inc. (“Endo”), a Delaware corporation, with and into the Company pursuant to the Agreement and Plan of Merger, dated as of April 10, 2011, by and among the Company, Endo, and Merger Sub, as a result of which the Company survived as a wholly owned indirect subsidiary of Endo. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

Pursuant to Section 3.08 of the Indenture, each holder of the Notes (each, a “Holder”) has the right, at such Holder’s option (the “Repurchase Option”), to require the Company to purchase all of such Holder’s Notes, or any portion thereof in principal amount of $1,000 or an integral multiple in excess thereof, in accordance with the terms, procedures, and conditions outlined in the Indenture and the Notes, on August 10, 2011 (the “Designated Event Purchase Date”) at a purchase price (the “Designated Event Purchase Price”) in cash equal to $1,000 per $1,000 principal amount of the Notes, with respect to any and all Notes which have been validly tendered for purchase and not withdrawn, plus any accrued and unpaid interest and Contingent Interest to, but excluding, the Designated Event Purchase Date.

The Designated Event Purchase Date is not an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued and unpaid to, but excluding, the Designated Event Purchase Date will be paid to the Holders tendering their Notes for purchase on the Designated Event Purchase Date. The Company expects that there will be accrued and unpaid interest due as part of the Designated Event Purchase Price equal to any accrued and unpaid interest to, but excluding, the Designated Event Purchase Date, and there will be Contingent Interest due as part of the Designated Event Purchase Price equal to 0.25% per annum calculated on the average Trading Price of $1,000 principal amount of Notes during the five consecutive Trading Days immediately before the last Trading Day before the relevant Contingent Interest Period.

The Trustee has informed the Company that, as of the date of this notice (the “Summary Designated Event Company Notice”), all custodians and beneficial holders of the Notes hold the

Notes through accounts with The Depository Trust Company (“DTC”) and that there are no certificated Notes in non-global form. Accordingly, all Notes tendered for purchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program, subject to the terms and conditions of that system.

To exercise the Repurchase Option to have the Company purchase the Notes and to receive payment of the Designated Event Purchase Price, the Holder must validly deliver its Notes through DTC’s transmittal procedures prior to 5:00 p.m., New York City time, on Tuesday, August 9, 2011 (the “Expiration Date”). Notes tendered for purchase may be withdrawn (which must be a principal amount of $1,000 or an integral multiple in excess thereof) by the Holder of such Notes at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The right of Holders to tender Notes for purchase pursuant to the Repurchase Option expires at 5:00 p.m., New York City time, on the Expiration Date. The Company will not extend the period that Holders have to exercise the Repurchase Option unless required by applicable law.

To withdraw Notes previously tendered for purchase, the Holder (or its broker, dealer, commercial bank, trust company, or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw its Notes prior to 5:00 p.m., New York City time, on the Expiration Date. The Holder bears the risk of untimely withdrawal of previously tendered Notes. The Holder must allow sufficient time for completion of the DTC procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

Pursuant to Article 4 of the Indenture, if a Holder surrenders Notes for conversion in accordance with the terms, procedures, and conditions outlined in the Indenture and the Notes during the period that begins on (and includes) May 26, 2011 (the 15th Trading Day prior to June 17, 2011, which was the anticipated effective date of the Merger as specified in the Notice of Anticipated Designated Event Effective Date and Convertibility of the Notes delivered to the Holders on May 26, 2011) and ends on the 5:00 p.m., New York City time, on the Trading Day immediately preceding the Designated Event Purchase Date, then, based on the Designated Event Effective Date and the Stock Price, the Conversion Rate of the Notes being converted will be increased by 0.3718 shares of AMS common stock, par value $0.01 (the “Common Stock”) per $1,000 principal amount of Notes to yield a Conversion Rate of approximately 51.9036 shares of Common Stock per $1,000 principal amount of Notes. The Designated Event Effective Date, determined pursuant to the Indenture, is June 17, 2011 (the “Designated Event Effective Date”). The cash amount paid per share of Common Stock in connection with the Designated Event, the stock price with respect to the Designated Event determined pursuant to Section 4.01(i) of the Indenture and the Volume Weighted Average Price (as set forth in the Second Supplemental Indenture) is $30.00.

The Paying Agent and the Conversion Agent is U.S. Bank National Association.

The address of the Paying Agent and the Conversion Agent is:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, MN 55107

Attention: Lori Buckles, Corporate Trust Services

(American Medical Systems Holdings, 3 1/4% Convertible Senior Subordinated Notes due 2036)

Phone (651) 495-3520

Fax (651) 495-8158

Additional copies of this Summary Designated Event Company Notice and copies of the Designated Event Company Notice delivered pursuant to Section 3.08(b) of the Indenture (the “Designated Event Company Notice”) may be obtained from the Paying Agent at its address set forth above.

The date of this Summary Designated Event Company Notice is July 1, 2011.

The Designated Event Company Notice and other related materials will be mailed to record holders of Notes and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Notes.

THIS NOTICE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL THE NOTES. THE OFFER TO PURCHASE IS BEING MADE ONLY PURSUANT TO THE DESIGNATED EVENT COMPANY NOTICE AND RELATED MATERIALS THAT THE COMPANY WILL DISTRIBUTE TO ITS NOTEHOLDERS AFTER THE COMPANY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION ITS “SCHEDULE TO” AND DESIGNATED EVENT COMPANY NOTICE. HOLDERS AND INVESTORS SHOULD READ CAREFULLY THE DESIGNATED EVENT COMPANY NOTICE AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE OFFER TO PURCHASE. AFTER THE COMPANY FILES ITS “SCHEDULE TO” AND THE DESIGNATED EVENT COMPANY NOTICE WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 1, 2011, HOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON “SCHEDULE TO,” THE DESIGNATED EVENT COMPANY NOTICE AND OTHER DOCUMENTS THAT THE COMPANY WILL BE FILING WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CONTACTING U.S. BANK, NATIONAL ASSOCIATION, THE TRUSTEE, PAYING AGENT AND CONVERSION AGENT FOR THE NOTES, AT (651) 495-3520. HOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE NOTES.